EXHIBIT 21

                           COPLEY PHARMACEUTICAL, INC.
                           SUBSIDIARIES OF THE COMPANY



                      NAME                        JURISDICTION OF INCORPORATION

Copley Pharmaceutical Securities Corporation. . . . . . . .       Massachusetts

Copley Pharmaceutical International, Inc. . . . . . . . . . .     Delaware